                                                                                                                                                                                     Exhibit 99.1

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UNITED AIRLINES SIGNIFICANTLY REDUCES PLANNED NEW

AIRCRAFT DELIVERIES FOR 2002 AND 2003; OPERATING FLEET WILL

BE AMONG WORLD'S YOUNGEST

Airline adds $600 million of additional liquidity

FOR IMMEDIATE RELEASE

        CHICAGO, Nov. 16, 2001 - United Airlines (NYSE: UAL) announced today it has restructured its aircraft delivery program with both Boeing and Airbus Industrie, deferring deliveries of new aircraft for 2002 and 2003 from the 67 aircraft originally planned to 24 aircraft.

        The airline said that it will take delivery of all 43 aircraft scheduled for 2001, the majority of which were delivered to United prior to September 11, 2001. However, it will only take delivery of 24 of 49 aircraft scheduled for the year 2002 and none of the 18 aircraft scheduled for the year 2003. The company noted that it has financing in place for the remaining 2001 and all 2002 aircraft.

        At list prices, these actions will reduce United's outlays for aircraft by $2.5 billion during the 2002 and 2003 time period.

        United also said it is now able to claim one of the world's youngest and most efficient operating fleets thanks to recent fleet retirements and the addition of new aircraft. The average age of United's operating fleet is 8.0 years as of November, 2001.

        United's operating fleet is expected to total 543 aircraft at year-end 2001 and 567 aircraft at year-end 2002.

        Separately, United announced a financial development related to the company's cash position which stood at $2.7 billion on October 31. As previously reported, United plans to add $1 billion of liquidity from a variety of sources during the fourth quarter. As part of this, United confirmed today that it has already added $600 million in incremental liquidity during November, further bolstering its strong cash position.

        Jake Brace, United Airlines' senior vice president and chief financial officer, said: "I am delighted to announce these positive developments for our company as we continue to work together to meet the challenges of the post-September 11 traffic and revenue environment. Our agreements to defer aircraft deliveries in the critical 2002-2003 timeframe will result in a significant reduction in planned capital expenditures while better matching our capacity to expected demand."

        United is one of the world's leading airlines with a route network that spans the globe. Further information on United can be found at www.United.com.

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain information contained in this press release is forward looking and involves risks and uncertainties that could result in actual results differing materially from expected results. Forward-looking statements represent the Company's expectations and beliefs concerning future events, based on information available to the company at the date of this press release. Some factors that could significantly impact expected capacity, capital expenditures, cash flow and expenses include, without limitation, the adverse impact of the September 11 terrorist attacks on the economy in general; the demand for air travel; the ability to reduce operating costs and conserve financial resources, taking into account increased costs incurred or to be incurred as a consequence of the attacks; the higher costs associated with new airline security directives and any other increased regulation of air carriers; the significantly higher costs of aircraft insurance coverage for future claims caused by acts of war, terrorism, sabotage, hijacking and other similar perils, and the extent to which such insurance will continue to be available; the ability to reduce costs to a level that takes into account the size of its operation; the ability to raise financing in light of the September 11 events; the price of jet fuel; airline pricing environment; industry capacity decisions; competitors' route decisions; the success of the Company's cost-reduction efforts; results of union contract negotiations and their impact on labor costs and operations; actions of the U.S., foreign and local governments; foreign currency exchange-rate fluctuations; the economic environment of the airline industry and the economic environment in general.

Investors should not place undue reliance on the forward-looking information contained herein, which speaks only as of the date of this press release. The company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.